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                                                                    EXHIBIT 12.1

                               OFFICE DEPOT, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)(UNAUDITED)

The ratio of earnings to fixed charged is computed by dividing earnings by fixed charges. For this ratio, earnings include net income before income taxes and fixed charges, net of capitalized interest. Fixed charges include gross interest expense, whether expensed or capitalized.


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                                                                                                                FIRST HALF OF
                                                                   FISCAL YEAR                                   FISCAL YEAR
                                            ------------------------------------------------------------    ------------------------
                                              1998        1999         2000         2001         2002         2002         2003
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------
Fixed charges:
     Interest expense                          21,202   $  24,852    $  32,683    $  43,339    $  46,195    $  22,758    $  23,255
     Rental estimate                           82,236     106,095      129,855      131,373      133,617       66,833       68,821
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------
         Total fixed charges                $ 103,438   $ 130,947    $ 162,538    $ 174,712    $ 179,812    $  89,591    $  92,076
                                            =========   =========    =========    =========    =========    =========    =========

Earnings:
     Earnings from continuing operations
     before income taxes                    $ 386,685   $ 414,268    $  90,287    $ 313,953    $ 479,205    $ 245,407    $ 245,816
     Undistributed Joint Venture earnings      15,254      (2,041)      (9,436)     (10,892)      (9,279)      (3,969)      (3,548)
     Fixed charges                            103,438     130,947      162,538      174,712      179,812       89,591       92,076
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------
         Total adjusted earnings            $ 505,377   $ 543,174    $ 243,389    $ 477,773    $ 649,738    $ 331,029    $ 334,344
                                            =========   =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                4.9x        4.1x         1.5x         2.7x         3.6x         3.7x         3.6x

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